Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (333-62020, 333-106569, 333-261273, and 333-276900) on Form S-8 of Aware, Inc. of our report dated March 15, 2024, relating to the consolidated financial statements, of Aware, Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K of Aware, Inc. for the year ended December 31, 2023.

/s/ RSM US LLP
Boston, Massachusetts
March 15, 2024